SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            CYBEROAD.COM CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                 FLORIDA                                65-0916440
(State of Incorporation or Organization)               (IRS Employer
                                                     Identification No.)


                              OFICENTRO SABANA SUR
                               EDIFICIO 7, 5 PISO
                              SAN JOSE, COSTA RICA
                    (Address of Principal Executive Offices)

If this form relates to the             If this form relates to the registration
registration of a class of              of a class of securities pursuant to
securities pursuant to Section 12(b)    Section 12(g) of the Exchange Act and is
of the Exchange Act and                 effective pursuant to General
is effective pursuant to General        Instruction A.(d), please check the
Instruction A.(c), please               following box.  [ X ]
check the following box. []


SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO
WHICH THIS FORM RELATES:           333-31068        .
                        ---------------------------
                                (if applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

     Title of Each Class                    Name of Each Exchange on Which
     to be so Registered                    Each Class is to be Registered
     -------------------                    ------------------------------


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

     Common Stock, par value $.00001 per share                       None


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
        -------------------------------------------------------

     For a description of the Common Stock being registered, reference is made to the section entitled "Description of Capital Stock" included in the Prospectus (the "Prospectus") contained in the Registrant's Registration Statement on Form SB-2, File No. 333-31068, filed with the Securities and Exchange Commission on February 24, 2000, as amended on May 19, 2000 (the "Registration Statement"). A copy of page 37 of the Prospectus is attached as
Exhibit 3 to this filing pursuant to Rule 12b-23 under the Securities Exchange Act of 1934, as amended.


ITEM 2. EXHIBITS.
        --------

The following exhibits are filed as a part of this Registration Statement

1. Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registration Statement).

2. Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registration Statement).

3.   Page 37 of the Prospectus.


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


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       CYBEROAD.COM CORPORATION




Dated:  June 21, 2000                /S/ JOHN COFFEY
                                   ---------------------------------------------
                                       John Coffey
                                       President and Director


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                                                                       EXHIBIT 3
                                                                       ---------

We will pay all expenses of the registration of the shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue a total of 500,000,000 shares of common stock, par value $0.00001 per share. As of March 31, 2000, 14,159,009 shares of our common stock were issued and outstanding.

VOTING RIGHTS; DIVIDENDS; PREEMPTION; REDEMPTION; CONVERSION; LIQUIDATION

     The holders of common stock (i) are entitled to one vote per outstanding share on all matters requiring shareholder action, (ii) have no preemptive or other rights and there are no redemption, sinking fund or conversion privileges applicable thereto and (iii) are entitled to receive dividends as and when declared by the board of directors out of funds legally available therefore. Upon liquidation, dissolution or winding up of cyberoad.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

COMPENSATION OPTIONS

     Thomson Kernaghan & Co. Limited is the registered holder of options to purchase 220,000 shares of common stock of cyberoad.com at an exercise price of $1.00 per share. These options are exercisable at any time and from time to time until June 30, 2001. Thomson Kernaghan & Co. Limited is the registered holder of options to purchase 71,375 shares of common stock of cyberoad.com at an exercise price of $3.50 per share. These options are exercisable at any time and from time to time until November 11, 2001.

TRANSFER AGENT

     cyberoad.com's transfer agent is Interwest Transfer Co., Inc.. The transfer agent's mailing address is 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation, as amended, provide that in our Bylaws, we shall have the power to indemnify our directors and executive officers and any of our other officers, employees and agents against any contingency or peril, as may be determined to be in the best interests of cyberoad.com. Our Articles of Incorporation, as amended, also empower us to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


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